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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12
Progress Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, NC 27601-1849

March 31, 2004

Dear Shareholder:

        I am pleased to invite you to attend the 2004 Annual Meeting of the Shareholders of Progress Energy, Inc. The meeting will be held at 10:00 o'clock a.m. on May 12, 2004, at the Fletcher Opera Theater at the BTI Center for the Performing Arts, 2 E. South Street, Raleigh, North Carolina.

        As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the matters scheduled to be acted upon at the meeting are the election of directors and one shareholder proposal.

        Regardless of the size of your holdings, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Voting by any of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

        I am delighted that you have chosen to invest in Progress Energy, Inc. and look forward to seeing you at the meeting. On behalf of the management and Directors of Progress Energy, Inc., thank you for your continued support and confidence in 2004.

Sincerely,

William Cavanaugh III
Chairman of the Board

VOTING YOUR PROXY IS IMPORTANT

        Your vote is important. Please promptly SIGN, DATE and RETURN the enclosed proxy card or VOTE BY TELEPHONE OR VIA THE INTERNET in accordance with the instructions on the enclosed proxy card so that as many shares as possible will be represented at the Annual Meeting.

        A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

PROGRESS ENERGY, INC.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1849

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 12, 2004

        The Annual Meeting of the Shareholders of Progress Energy, Inc. will be held at 10:00 o'clock a.m. on May 12, 2004, at the Fletcher Opera Theater at the BTI Center for the Performing Arts, 2 E. South Street, Raleigh, North Carolina. The meeting will be held in order to:

  (1)
  Elect five (5) Class III directors of the Company to serve three-year terms.

  (2)
  Vote on a shareholder proposal relating to stock options for directors and certain executive officers.

  (3)
  Transact any other business as may properly be brought before the meeting.

        All shareholders of Common Stock of record at the close of business on March 5, 2004, will be entitled to attend the meeting and to vote. The stock transfer books will remain open.

                      By order of the Board of Directors
                      JOHN R. MCARTHUR
                      Senior Vice President,
                      General Counsel and Secretary

Raleigh, North Carolina
March 31, 2004

PROGRESS ENERGY, INC.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1849

PROXY STATEMENT

GENERAL

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Progress Energy, Inc. (Company) of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10:00 o'clock a.m. on May 12, 2004, at the Fletcher Opera Theater at the BTI Center for the Performing Arts, 2 E. South Street, Raleigh, North Carolina. (For directions to the meeting location, please see the map included at the end of this Proxy Statement.) This Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 2004.

        Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, including financial statements and schedules, are available upon written request, without charge, to the persons whose proxies are solicited. Any exhibit to the Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to Mr. Thomas R. Sullivan, Treasurer, P. O. Box 1551, Raleigh, North Carolina 27602.

        The Securities and Exchange Commission delivery rules can be satisfied by delivering a single proxy statement and annual report to shareholders to an address shared by two or more of our shareholders. This delivery method is referred to as householding. A single copy of the annual report and of the proxy statement will be sent to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders.

        If you prefer to receive a separate copy of the proxy statement or the annual report, please write to Shareholder Relations, P. O. Box 1551, Raleigh, North Carolina 27602 or telephone our Shareholder Relations Section at 800-662-7232, and we will promptly send you separate copies. If you are currently receiving multiple copies of the proxy statement or the annual report at your address and would prefer that a single copy of each be delivered there, you may contact the Company at the address or telephone number provided in this paragraph.

PROXIES

        The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited by telephone, e-mail or other electronic media or personally by officers and employees of the Company and its subsidiaries, who will not be specially compensated for such services.

        You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card. Please be aware that if you vote via the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 12:01 a.m. E.D.T. on the morning of the meeting. Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is exercised by delivering a written notice of revocation, by filing with the Secretary of the Company a subsequently dated, properly executed proxy or by attending the Annual Meeting and electing to vote in person. Your attendance at the Annual Meeting, by itself, will not constitute a revocation of a proxy. If you vote by telephone or via the Internet, you may also revoke your vote by any of the three methods noted above, or you may change your vote by voting again by telephone or via the Internet. If you decide to vote by completing and mailing the enclosed proxy card, you should retain a copy of certain identifying information found on the proxy card in the event that you decide later to change or revoke your proxy by accessing the Internet. You should address any written notices of proxy revocation to: Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602, Attention: Secretary.

        All shares represented by effective proxies received by the Company at or before the Annual Meeting, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain specifications will be voted "FOR" the election of all Directors as set forth in this Proxy Statement and "AGAINST" the shareholder proposal relating to Director and executive stock options as set forth in this Proxy Statement. Proxies will be voted in the discretion of the named proxies on any other business properly brought before the meeting.

        If you are a Participant in the Company's 401(k) Savings & Stock Ownership Plan or the Savings Plan for Employees of Florida Progress Corporation (FPC), shares allocated to your Plan account will be voted by the Trustee only if you execute and return your proxy, or vote by telephone or via the Internet. Company stock remaining in the ESOP Stock Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by Participants in the 401(k) Plan.

VOTING SECURITIES

        The Directors of the Company have fixed March 5, 2004 as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote. As of March 5, 2004, there were outstanding 246,019,399 shares of Common Stock.

        Pursuant to the provisions of the North Carolina Business Corporation Act, Directors will be elected by a plurality of the votes cast by the shares entitled to vote. Withheld votes or shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Approval of shareholder proposals and other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of a majority of the shares voted on such matters. Abstentions from voting and broker non-votes will not have the effect of a "negative" vote with respect to any such matters.

ELECTION OF DIRECTORS

        Based on the report of the Corporate Governance Committee (see page 12), the Board of Directors nominates the five nominees listed below. The nominees to serve as Directors in Class III with terms expiring in 2007 and until their respective successors are elected and qualified are Charles W. Coker, Robert B. McGehee, E. Marie McKee, Peter S. Rummell and Jean Giles Wittner.

        There are no family relationships among any of the nominees for Director or among any nominee and any Director or officer of the Company or its subsidiaries, and except as described above, there is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

        Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted FOR the election of each of the five nominees. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a Director.

        The names of the five nominees for election to the Board of Directors and of the other Directors, along with their ages, principal occupations or employment for the past five years, and current directorships of public companies are set forth below. (Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (PEC) and FPC, which are noted in the descriptions below, are both wholly-owned subsidiaries of the Company.) Information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by all current Directors appears on page 6 of this Proxy Statement.

Nominees for Election—Class III
(Terms Expiring in 2007)

        CHARLES W. COKER, age 70, is Chairman of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products (since April 1998). He has served as a Director of the Company and its predecessors since 1975 and also serves as a Director of PEC, FPC, Bank of America Corporation and Sara Lee Corporation.

        ROBERT B. MCGEHEE, age 61, is Chief Executive Officer of the Company (since March 2004). Mr. McGehee joined PEC in 1997 as Senior Vice President and General Counsel. Since that time, he has held several senior management positions of increasing responsibility within the Company. Most recently, Mr. McGehee served as President and Chief Operating Officer of the Company, having responsibility for the day-to-day operations of both the Company's regulated and nonregulated businesses. Prior to that, Mr. McGehee served as President and Chief Executive Officer of Progress Energy Service Company, LLC.

        E. MARIE MCKEE, age 53, is Senior Vice President of Corning Incorporated, a developer of technologies for glass, ceramics, fiber optics and photonics. She also serves as President and Chief Executive Officer of Steuben Glass. She has served as a Director of the Company and its predecessors since 1999 and also serves as a Director of PEC and FPC.

        PETER S. RUMMELL, age 58, is Chairman and Chief Executive Officer of St. Joe Company, a real estate operating company in Jacksonville, Florida (since 1997). He previously served as Chairman of Walt Disney Imagineering, the division responsible for The Walt Disney Company's worldwide creative design, real estate and research and development activities from 1985 until 1996. He has served as Director of the Company since 2003 and also serves as a Director of PEC and FPC.

        JEAN GILES WITTNER, age 69, is President and Secretary of Wittner & Co., Inc., a Florida holding company for companies that provide life insurance products, employee benefit insurance programs, and commercial office leasing and property management services. She has served as a Director of the Company since 2000 and also serves as a Director of PEC, FPC and Raymond James Bank, FSB.

        Robert B. McGehee and Peter S. Rummell are directors standing for election to the Board for the first time. Mr. McGehee was recommended to succeed Mr. Cavanaugh by the Corporate Governance Committee, and Mr. Rummell was recommended to the Corporate Governance Committee by other independent directors.

Directors Continuing in Office—Class I
(Terms Expiring in 2005)

        W. D. FREDERICK, JR., age 69, is a citrus grower and rancher. He is a retired partner in the law firm of Holland & Knight and a former mayor of Orlando, Florida. He has served as a Director of the Company since 2000 and also serves as a Director of PEC, FPC, United Heritage Bank and Blue Cross/Blue Shield of Florida.

        WILLIAM O. MCCOY, age 70, is a partner in Franklin Street Partners, an investment management firm (since 1997). He previously served as Interim Chancellor of the University of North Carolina at Chapel Hill from April 1999 to August 2000. He is also formerly Vice Chairman of the Board, BellSouth Corp., and President and Chief Executive Officer, BellSouth Enterprises. He has served as a Director of the Company and its predecessors since 1996 and also serves as a Director of PEC, FPC, Duke Realty Corporation, The Liberty Corporation and North Carolina Capital Management Trust, and as a Trustee of Fidelity Investments.

        JOHN H. MULLIN, III, age 62, is Chairman of Ridgeway Farm, LLC, a limited liability company engaged in farming, timber and agricultural activities. He is a former Managing Director of Dillon, Read & Co. (investment bankers). He has served as a Director of the Company and its predecessors since 1999 and also serves as a Director of PEC, FPC, The Liberty Corporation and Sonoco Products Company, and as a Trustee of The Putnam Funds.

        CARLOS A. SALADRIGAS, age 55, is Chairman of Premier American Bank in Miami, Florida. In 2002, he retired as Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides services to small and mid-sized businesses. He has served as a Director of the Company since 2001 and also serves as a Director of PEC, FPC and Advance Auto Parts, Inc.

Directors Continuing in Office—Class II
(Terms Expiring in 2006)

        EDWIN B. BORDEN, age 70, is retired President of The Borden Manufacturing Company, a textile management services company. He has served as a Director of the Company and its predecessors since 1985 and also serves as a Director of PEC, FPC, Jefferson-Pilot Corporation, Jefferson-Pilot Financial, Jefferson-Pilot Life Insurance Company, Ruddick Corporation and Winston Hotels, Inc.

        JAMES E. BOSTIC, JR., age 56, is Executive Vice President of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, paper, packaging, building products, pulp and related chemicals (since January 2001). He previously served as Senior Vice President of Georgia-Pacific Corporation (from January 1995 to December 2000). He has served as a Director of the Company since 2002 and also serves as a Director of PEC and FPC.

        DAVID L. BURNER, age 64, is retired Chairman and Chief Executive Officer of the Goodrich Corporation, a provider of aerospace components, systems and services. He has served as a Director of the

Company and its predecessors since 1999 and also serves as a Director of PEC, FPC, Milacron, Inc., Lance, Inc., Engelhard Corporation and Briggs & Stratton Corporation.

        RICHARD L. DAUGHERTY, age 68, was formerly Executive Director of NCSU Research Corporation, a development corporation of the Centennial Campus of North Carolina State University. He previously served as Vice President of IBM PC Company and Senior State Executive of IBM Corp. He has served as a Director of the Company and its predecessors since 1992 and also serves as a Director of PEC, FPC and Winston Hotels, Inc.

        RICHARD A. NUNIS, age 71, is President of New Business Solutions, Inc. He previously served as Chairman, Walt Disney Parks & Resorts. He has served as a Director of the Company since 2000 and also serves as a Director of PEC and FPC.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the only shareholders known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2003. The Company has no other class of voting securities.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Common Stock	State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	24,221,855[1]	9.9%
	Capital Research and Management Company 333 Hope Street Los Angeles, CA 90071	15,364,340[2]	6.3%

        1Consists of shares of Common Stock held by State Street Bank and Trust Company, acting in various fiduciary capacities. State Street Bank has sole power to vote with respect to 6,536,761 shares, shared power to vote with respect to 17,148,988 shares, sole power to dispose of 24,200,554 shares and shared power to dispose of 21,301 shares. State Street Bank has disclaimed beneficial ownership of all shares of Common Stock. (Based solely on information contained in a Schedule 13G filed by State Street Bank and Trust Company on February 5, 2004.)

        2Consists of shares of Common Stock held by Capital Research and Management Company as an investment advisor that manages The American Funds Group of mutual funds. Capital Research and Management Company has sole power to dispose of 15,364,340 shares of Common Stock, and has disclaimed beneficial ownership of all shares of Common Stock. (Based solely on information contained in a Schedule 13G filed by Capital Research and Management Company on February 13, 2004.)

MANAGEMENT OWNERSHIP OF COMMON STOCK

        The following table describes the beneficial ownership of the Common Stock of the Company and ownership of Common Stock units as of February 29, 2004, of (i) all current Directors and nominees for Director, (ii) each executive officer of the Company named in the Summary Compensation Table presented later in this document and (iii) all Directors and executive officers as a group. A unit of Common Stock does not represent an equity interest in the Company and possesses no voting rights, but is equal in economic value at all times to one share of Common Stock. As of February 29, 2004, none of the individuals or group in the above categories owned one percent (1%) or more of the Company's voting securities. Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

Name	Number of Shares of Common Stock Beneficially Owned		Units Representing Shares of Common Stock[1,2,3,4,5,6]

Edwin B. Borden	7,936	[7]	34,862	[8]
James E. Bostic, Jr.	1012		1,582	[9]
David L. Burner	3,000	[10]	8,977	[11]
William Cavanaugh III (CEO through February 29, 2004)	545,138	[12]	277,468	[13]
Charles W. Coker	9,498	[14]	40,355	[15]
Richard L. Daugherty	3,115	[16]	26,166	[17]
W. D. Frederick, Jr.	3,000	[18]	7,036	[19]
William D. Johnson	116,201	[20]	31,897	[21]
William O. McCoy	3,000	[22]	16,932	[23]
Robert B. McGehee (CEO as of March 1, 2004)	147,801	[24]	47,520	[25]
E. Marie McKee	3,500	[26]	10,844	[27]
John H. Mullin, III	6,000	[28]	12,247	[29]
Richard A. Nunis	7,000	[30]	3,458	[31]
William S. Orser	126,234	[32]	72,849	[33]
Peter S. Rummell	2,400		923	[34]
Carlos A. Saladrigas	6,600	[35]	1,584	[36]
Peter M. Scott III	113,730	[37]	35,539	[38]
J. Tylee Wilson[39]	8,000	[40]	11,688	[41]
Jean Giles Wittner	5,000	[42]	7,001	[43]
Shares of Common Stock[44] and Units beneficially owned by all Directors and executive officers of the Company as a group (31 persons)	1,708,213		931,526

        1Includes units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and the Non-Employee Director Stock Unit Plan (see "Directors' Compensation" on page 14).

        2Includes units representing Common Stock of the Company under the Directors' Deferred Compensation Plan.

        3Includes performance units under the Long-Term Compensation Program.

        4Includes performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans (see "Long-Term Incentive Plan Awards Table" on page 20 and footnote 1 thereunder for performance shares awarded in 2003).

        5Includes replacement units to replace the value of Company contributions to the 401(k) Savings & Stock Ownership Plan that would have been made but for the deferral of salary under the Management Deferred Compensation Plan and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended (see "Summary Compensation Table" on page 16 and footnote 5 thereunder).

        6Includes performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan.

        7Includes 2,000 shares of Company Common Stock Mr. Borden has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        8Consists of 28,377 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 6,485 units under the Non-Employee Director Stock Unit Plan.

        9Consists of 1,582 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan.

        10Includes 2,000 shares of Company Common Stock Mr. Burner has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        11Consists of 7,285 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 1,692 units under the Non-Employee Director Stock Unit Plan.

        12Includes 169,134 shares of Restricted Stock, 8,441 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed, and 210,733 shares of Company Common Stock Mr. Cavanaugh has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        13Consists of (i) 31,053 performance units under the Long-Term Compensation Program, (ii) 68,601 performance units recorded to reflect awards under the Management Incentive Compensation Plan, (iii) 168,165 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iv) 9,649 replacement units under the Management Deferred Compensation Plan.

        14Includes 7,298 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed and 2,000 shares of Company Common Stock Mr. Coker has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        15Consists of 32,518 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 7,837 units under the Non-Employee Director Stock Unit Plan.

        16Includes 2,000 shares of Company Common Stock Mr. Daugherty has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        17Consists of 21,619 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 4,547 units under the Non-Employee Director Stock Unit Plan.

        18Includes 2,000 shares of Company Common Stock Mr. Frederick has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        19Consists of 5,344 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 1,692 units under the Non-Employee Director Stock Unit Plan.

        20Includes 57,833 shares of Restricted Stock and 45,166 shares of Company Common Stock Mr. Johnson has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        21Consists of (i) 1,590 performance units recorded to reflect awards under the Management Incentive Compensation Plan, (ii) 29,553 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iii) 754 replacement units under the Management Deferred Compensation Plan.

        22Includes 2,000 shares of Company Common Stock Mr. McCoy has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        23Consists of 13,500 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 3,432 units under the Non-Employee Director Stock Unit Plan.

        24Includes 70,267 shares of Restricted Stock and 67,433 shares of Company Common Stock Mr. McGehee has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        25Consists of (i) 2,345 performance units recorded to reflect awards under the Management Incentive Compensation Plan, (ii) 43,608 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iii) 1,567 replacement units under the Management Deferred Compensation Plan.

        26Includes 2,000 shares of Company Common Stock Ms. McKee has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        27Consists of 9,152 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 1,692 units under the Non-Employee Director Stock Unit Plan.

        28Includes 2,000 shares of Company Common Stock Mr. Mullin has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        29Consists of 10,201 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 2,046 units under the Non-Employee Director Stock Unit Plan.

        30Includes 2,000 shares of Company Common Stock Mr. Nunis has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        31Consists of 1,766 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 1,692 units under the Non-Employee Director Stock Unit Plan.

        32Includes 39,433 shares of Restricted Stock and 51,666 shares of Company Common Stock Mr. Orser has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        33Consists of (i) 12,617 performance units under the Long-Term Compensation Program, (ii) 55,967 shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iii) 4,265 replacement units under the Management Deferred Compensation Plan.

        34Consists of 923 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan.

        35Includes 2,000 shares of Company Common Stock Mr. Saladrigas has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        36Consists of 1,220 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 364 units under the Non-Employee Director Stock Unit Plan.

        37Includes 61,800 shares of Restricted Stock and 43,666 shares of Company Common Stock Mr. Scott has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        38Consists of 34,863 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans and 676 replacement units under the Management Deferred Compensation Plan.

        39Mr. Wilson will retire from the Board on May 12, 2004.

        40Includes 2,000 shares of Company Common Stock Mr. Wilson has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        41Consists of 5,276 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 6,412 units under the Non-Employee Director Stock Unit Plan.

        42Includes 1,000 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed and 2,000 shares of Company Common Stock Ms. Wittner has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        43Consists of 5,309 units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and 1,692 units under the Non-Employee Director Stock Unit Plan.

        44Includes shares each group member (700,814 shares in the aggregate) has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 2003, three of the Company's Directors had indirect interests in routine commercial transactions for the sale of goods and services to which the Company or one of its subsidiaries was a party; however, none of those interests were material and thus are not required to be disclosed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of their holdings and transactions in the Company's securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and other information, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers with respect to the Company's 2003 fiscal year were met, except that Ms. Wittner inadvertently failed to timely report on Form 4 one transaction in which PEC debt securities she owned were sold on May 27, 2003 in connection with their mandatory redemption by PEC. A Form 4 reporting the transaction was filed on June 6, 2003.

CORPORATE GOVERNANCE

        The Board of Directors operates pursuant to an established set of written Corporate Governance Guidelines (the "Guidelines") that set forth the Company's corporate governance philosophy and the governance policies and practices the Company has implemented in support of that philosophy. The three core governance principles embraced by the Board are integrity, accountability and independence.

        The Guidelines describe Board membership criteria, the Board selection and orientation process and Board leadership. The Guidelines require that a minimum of eighty percent of the Board's members be independent and that the membership of each Board Committee, except the Executive Committee, consist only of independent directors. Directors who are not full-time employees of the Company generally must retire from the Board at age 73. Directors whose job responsibilities or other factors relating to their selection to the Board change materially after their election are required to submit a letter of resignation to the Board. The Board will have an opportunity to review the continued appropriateness of the individual's Board membership and the Governance Committee will make the initial recommendation as to the individual's continued Board membership. The Guidelines also describe the stock ownership guidelines that are applicable to Board members and prohibit compensation to Board members other than directors' fees and payments.

        The Guidelines provide that the Organization and Compensation Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria, and will communicate the results of its evaluation to the full Board. The Guidelines also provide that the Corporate Governance Committee is responsible for conducting an annual assessment of the performance and effectiveness of the Board, and its standing committees, and reporting the results of each assessment to the full Board annually.

        The Guidelines provide that Board members have complete access to the Company's management, and can retain, at Company expense, independent advisors or consultants to assist the Board in fulfilling its responsibilities, as it deems necessary. The Guidelines also state that it is the Board's policy that the non-employee directors meet in executive session on a regularly scheduled basis. Those sessions are chaired by the Presiding Director, J. Tylee Wilson, who is also Chairman of the Corporate Governance Committee. He can be contacted by writing to J. Tylee Wilson, Presiding Director, Progress Energy Board of Directors, c/o Corporate Secretary, P.O. Box 1551, Raleigh, NC 27602. The Company screens mail addressed to Mr. Wilson for security purposes and to ensure that it relates to discrete business matters that are relevant to the Company. Mail addressed to Mr. Wilson which satisfies these screening criteria will be forwarded to him.

        Mr. Wilson will retire from the Board on May 12, 2004. The successor Presiding Director will be determined at the Board meeting that will immediately follow the Annual Meeting of Shareholders on May 12, 2004. Shareholders will be advised of the name of the successor Presiding Director and how he or she can be contacted in a Quarterly Report on Form 10-Q the Company will file with the Securities and Exchange Commission.

        In keeping with the Board's commitment to sound corporate governance, the Company has adopted a comprehensive written Code of Ethics that incorporates an effective reporting and enforcement mechanism. The Code of Ethics is applicable to all Company employees, including the Company's Chief Executive Officer, its Chief Financial Officer and its Controller. The Board has adopted the Company's Code of Ethics as its own standard. Board members, Company officers and Company employees certify their compliance with the Company Code of Ethics on an annual basis.

        The Company's Corporate Governance Guidelines and Code of Ethics are posted on its Internet Web site, and can be accessed at www.progress-energy.com under the Investors Section.

BOARD OF DIRECTORS

        The Board of Directors is currently comprised of fifteen (15) members. The Board of Directors met six times in 2003. Average attendance of the Directors at the meetings of the Board and its Committees held during 2003 was 97%, and no Director attended less than 88% of all Board or his/her respective Committee meetings held in 2003.

        The Board of Directors has determined that the following members of the Board are independent, as that term is defined under the general independence standards contained in the listing standards of the New York Stock Exchange:

Edwin B. Borden	E. Marie McKee
James E. Bostic, Jr.	John H. Mullin, III
David L. Burner	Richard A. Nunis
Charles W. Coker	Peter S. Rummell
Richard L. Daugherty	Carlos A. Saladrigas
W.D. Frederick, Jr.	J. Tylee Wilson
William O. McCoy	Jean Giles Wittner

In addition to considering the NYSE's general independence standards, the Board has adopted categorical standards to assist it in making determinations of independence. (Those standards are outlined in the Company's Corporate Governance Guidelines, which as noted above, are posted on the Company's Internet Web site.) All Directors identified as independent in this proxy statement meet these standards.

        The Board of Directors appoints from its members an Executive Committee, a Committee on Audit and Corporate Performance, a Committee on Finance, a Committee on Operations, Environmental, Health and Safety Issues, a Committee on Organization and Compensation, and a Corporate Governance Committee. The charters of all Committees of the Board are posted on the Company's Internet Web site and can be accessed at www.progress-energy.com under the Investors Section. The membership and functions of the standing Board Committees, as of December 31, 2003, are discussed below.

EXECUTIVE COMMITTEE

        The Executive Committee is presently composed of one Director who is a former officer and five independent Directors: Messrs. William Cavanaugh III—Chairman, Edwin B. Borden, Charles W. Coker, Richard L. Daugherty, William O. McCoy and J. Tylee Wilson. The authority and responsibilities of the Executive Committee are described in the Company's By-Laws. Generally, the Executive Committee will review routine matters that arise between meetings of the full Board and require action by the Board. The Committee held no meetings during 2003.

AUDIT AND CORPORATE PERFORMANCE COMMITTEE

        The Audit and Corporate Performance Committee is presently composed of the following seven non-employee Directors: Messrs. Richard L. Daugherty—Chairman, James E. Bostic, Jr., David L. Burner, W. D. Frederick, Jr., John H. Mullin, III and Carlos A. Saladrigas and Ms. Jean Giles Wittner. All members of the Committee are independent as that term is defined under the enhanced independence standards for audit committee members contained in the Securities Exchange Act of 1934 and rules thereunder, as amended, as incorporated into the listing standards of the New York Stock Exchange. Messrs. Burner and Saladrigas have been designated by the Board as the "Audit Committee Financial Experts", as that term is defined in the Securities and Exchange Commission's rules. The work of this Committee includes oversight responsibilities relating to the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, performance of the internal audit function and independent auditors and the Corporate Ethics Program. The role of the committee is further discussed under "Report of the Audit and Corporate Performance Committee" below.

        Mr. David L. Burner serves simultaneously on the audit committees of more than three public companies. The Company does not limit the number of audit committees on which its Audit Committee members may serve; however, the Board of Directors has determined that such service by Mr. Burner, given his other commitments, does not impair Mr. Burner's ability to serve effectively on the Company's Audit Committee. The Committee held eight meetings in 2003.

CORPORATE GOVERNANCE COMMITTEE

        The Corporate Governance Committee is presently composed of the following four non-employee Directors: Messrs. J. Tylee Wilson—Chairman, Edwin B. Borden, Charles W. Coker and John H. Mullin, III. All members of the Committee are independent as that term is defined under the general independence standards contained in the New York Stock Exchange listing standards. This Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to the Company's Charter and By-Laws, making recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual CEO performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Committee is responsible for conducting investigations into or studies of matters within the scope of its responsibilities and to retain outside advisors to identify Director candidates. The Committee will consider qualified candidates for Director nominated by shareholders at an annual meeting of shareholders; provided, however, that written notice of any shareholder nominations must be received by the Secretary of the Company no later than the close of business on the 120th calendar day before the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting. See "Future Shareholder Proposals" below for more information regarding shareholder nominations of directors. The Committee held five meetings in 2003.

FINANCE COMMITTEE

        The Finance Committee is presently composed of the following seven non-employee Directors: Messrs. William O. McCoy—Chairman, David L. Burner, Charles W. Coker, John H. Mullin, III, Richard A. Nunis, Carlos A. Saladrigas and J. Tylee Wilson. The Committee reviews and oversees the Company's financial policies and planning, financial position, strategic planning and investments, pension funds and financing plans. The Committee also monitors the Company's risk management activities, financial position and recommends changes to the Company's dividend policy and proposed budget. The Committee held five meetings in 2003.

COMMITTEE ON OPERATIONS, ENVIRONMENTAL, HEALTH AND SAFETY ISSUES

        The Committee on Operations, Environmental, Health and Safety Issues is presently composed of the following seven non-employee Directors: Messrs. Edwin B. Borden—Chairman, James E. Bostic, Jr., Richard L. Daugherty, W. D. Frederick, Jr., and Peter S. Rummell, and Ms. E. Marie McKee and Ms. Jean Giles Wittner. The Committee reviews the Company's load forecasts and plans for generation, transmission and distribution, fuel production and transportation, customer service, energy trading and term marketing, and other Company operations. The Committee reviews and assesses Company policies, procedures, and practices relative to the protection of the environment and the health and safety of employees, customers, contractors, and the public. The Committee advises the Board and makes recommendations for the Board's consideration regarding operational, environmental, and safety-related issues. The Committee held three meetings in 2003.

COMMITTEE ON ORGANIZATION AND COMPENSATION

        The Committee on Organization and Compensation is presently composed of the following seven non-employee Directors: Messrs. Charles W. Coker—Chairman, Edwin B. Borden, William O. McCoy, Richard A. Nunis, Peter S. Rummell and J. Tylee Wilson and Ms. E. Marie McKee. All members of the Committee are independent as that term is defined under the general independence standards contained in the New York Stock Exchange listing standards. The Committee verifies that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions, evaluates the performance of the Chief Executive Officer and oversees plans for management succession. The Committee held seven meetings in 2003.

DIRECTOR NOMINATING PROCESS AND COMMUNICATIONS BETWEEN
SHAREHOLDERS AND BOARD OF DIRECTORS

The Corporate Governance Committee

        The Corporate Governance Committee ("Governance Committee") of the Board of Directors performs the functions of a nominating committee. The Governance Committee's Charter describes the Committee's responsibilities, including recommending criteria for membership on the Board, reviewing qualifications of candidates and recommending to the Board nominees for election to the Board. As noted above, the Guidelines contain information concerning the Committee's responsibilities with respect to reviewing with the Board on an annual basis the qualification standards for Board membership and identifying, screening and recommending potential directors to the Board. All members of the Governance Committee are independent as defined under the general independence standards of the New York Stock Exchange's listing standards. Additionally, the Guidelines require that all members of the Committee be independent.

Director Candidate Recommendations and Nominations by Shareholders

        Shareholders should submit any Director candidate recommendations in writing in accordance with the method described under "Communications with the Board of Directors" below. Any Director candidate recommendation that is submitted by a shareholder of the Company to the Governance Committee will be acknowledged, in writing, by the Corporate Secretary. The recommendation will be promptly forwarded to the Chairman of the Governance Committee, who will place consideration of the recommendation on the agenda for the Governance Committee's regular December meeting. The Committee will discuss candidates recommended by shareholders at its December meeting, and present information regarding such candidates, along with the Committee's recommendation regarding each candidate, to the full Board for consideration. The full Board will determine whether it will nominate a particular candidate for election to the Board.

        Additionally, in accordance with Section 11 of the Company's By-Laws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedure set forth in the By-Laws and summarized in "Future Shareholder Proposals" below.

Governance Committee Process for Identifying and Evaluating Director Candidates

        The Governance Committee evaluates all Director candidates, including those nominated or recommended by shareholders, in accordance with the Board's qualification standards, which are described in the Guidelines. The Committee evaluates each candidate's qualifications and assesses them against the perceived needs of the Board. Qualification standards for all Board members include: integrity, sound judgment, independence as defined under the general independence standards contained in the New York Stock Exchange listing standards, and the categorical standards adopted by the Board, financial acumen, strategic thinking, ability to work effectively as a team member, demonstrated leadership and excellence in a chosen field of endeavor, experience in a field of business, professional or other activities that bear a relationship to the Company's mission and operations, appreciation of the business and social environment in which the Company operates, an understanding of the Company's responsibilities to shareholders, employees, customers and the communities it serves, and service on other boards of directors that could detract from service on the Company's Board.

Communications with the Board of Directors

        The Board has approved a process for shareholders to send communications to the Board. That process provides that shareholders can send communications to the Board and, if applicable, to the Governance Committee or to specified individual directors in writing c/o John R. McArthur, Senior Vice President, General Counsel and Secretary, Progress Energy, Inc., Post Office Box 1551, Raleigh, North Carolina 27602-1551.

        The Company screens mail addressed to the Board, the Governance Committee or any specified individual Director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to the Company. Mail that satisfies these screening criteria is forwarded to the appropriate Director.

Director Attendance at Annual Meeting

        The Company expects all Directors to attend the annual meeting of shareholders. Such attendance is monitored by the Governance Committee. All Directors attended the 2003 annual meeting of shareholders.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

        Directors who are not employees of the Company receive an annual retainer of $45,000, of which $15,000 is automatically deferred under the Directors' Deferred Compensation Plan (see below), and an attendance fee of $1,500 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,500. The Chairman of each Committee receives an additional retainer of $5,000 per year. Directors who are not employees of the Company receive an attendance fee of $1,500 for each day of a visit to a plant or office of the Company or its subsidiaries or for attendance at any other business meeting to which the Director is invited by the Company. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

        In addition to $15,000 from the annual retainer and any matching contributions under the incentive compensation program that are automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors' Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of Units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in any shares of the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company's Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

        Directors are also eligible for matching contributions of up to $15,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals established each year by the Board and used as the basis for a matching contribution of shares of Common Stock for participating employees in the Company's 401(k) Savings & Stock Ownership Plan. In the event that five of the corporate incentive goals are met, the $15,000 portion of the annual retainer that is automatically deferred pursuant to the Directors' Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent). Such matching contribution is automatically deferred until the Director's retirement.

        Pursuant to the Company's 2002 Equity Incentive Compensation Plan, Directors are also eligible to receive grants of up to 2,000 non-qualified stock options on May 1 of each year, subject to the Board's approval. The grants will be made pursuant to individual award agreements between the Company and each Director. In order to be eligible for an annual grant, an individual must have been an outside member of the Company's Board of Directors on May 1 of the year in which the award is granted. Each annual grant will vest on the first anniversary of the grant date, and will be exercisable for ten years from the grant date. Stock options granted to Directors will vest early in the event of a change-in-control of the Company.

        Effective January 1, 1998, the Company established the Non-Employee Director Stock Unit Plan. Effective January 1, 2001, the Stock Unit Plan provides for an annual grant of 350 "stock units" to each non-employee Director who has served on the Board for at least one year and for matching grants of up to 350 additional units to be awarded to those Directors for each year in which certain incentive goals established by the Board are met. Each unit is equal in economic value to one share of the Company's Common Stock, but does not represent an equity interest or entitle its holder to vote. The number of units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of the Company. Benefits under the Non-Employee Director Stock Unit Plan vest after a participant has been a member of the Board for five years and are payable solely in cash.

Service on Boards of Subsidiaries

        All compensation paid to outside Directors is for services rendered on behalf of the Company's Board of Directors and the boards of PEC and FPC.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Other Annual Compensation[3] ($)		Restricted Stock Award(s)[4,5] ($)		Securities Underlying Options/ SARs (#)	LTIP Payouts[6] ($)	All Other Compensation[7] ($)
William Cavanaugh III, Chairman (Chief Executive Officer, through February 29, 2004)	2003 2002 2001	$1,219,692 1,134,231 1,043,380	$933,000 900,000 1,300,000	$505,700 181,661 126,616	[8]	$1,884,337 5,938,322 46,824	[9]	258,000 228,000 202,100	$1,709,391 1,162,641 296,949	$1,071,484 414,377 329,140	[10]
Robert B. McGehee, President and Chief Executive Officer (as of March 1, 2004)	2003 2002 2001	$644,769 524,923 487,110	$500,000 225,000 328,000	$109,844 42,995 15,484	[11]	$784,439 1,257,073 598,246	[12]	108,000 92,100 55,100	$453,204 280,972 73,530	$130,149 106,122 93,785	[13]
William S. Orser, Group President—PEC	2003 2002 2001	$579,923 559,846 548,225	$350,000 215,000 350,000	$24,003 23,972 5,943		$479,646 469,631 624,194	[14]	60,000 55,000 50,000	$615,137 435,990 113,124	$188,171 155,413 128,367	[15]
William D. Johnson, Group President	2003 2002 2001	$503,654 433,885 378,776	$315,000 170,000 255,000	$24,512 22,700 78,698		$413,815 1,194,325 394,701	[16]	56,000 50,500 42,500	$336,711 193,773 21,352	$87,122 74,381 56,923	[17]
Peter M. Scott III, President and Chief Executive Officer, Progress Energy Service Co., LLC	2003 2002 2001	$462,385 434,846 422,283	$280,000 160,000 275,000	$43,517 4,586 7,635		$381,205 1,195,496 138,990	[18]	52,000 46,000 42,500	$377,925 N/A N/A	$123,432 100,491 80,707	[19]

                 1Consists of base salary prior to (i) employee contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan and (ii) voluntary deferrals, if any, under the Management Deferred Compensation Plan. See "Other Benefit Opportunities" on page 29.

                 2Except as otherwise noted, consists of amounts awarded with respect to performance in the stated year under the Management Incentive Compensation Plan. See "Other Annual Compensation Opportunities" on page 26.

                 3Consists of gross-up payments for certain federal and state income tax obligations, and where indicated by footnote disclosure, certain perquisites.

                 4Includes the value of restricted stock awards as of the grant date (calculated by multiplying the closing market price of the Company's unrestricted Common Stock on the date of grant by the number of shares awarded) granted pursuant to the Company's 1997 and 2002 Equity Incentive Plans. During the period for which the shares are restricted, the grantee will receive all voting rights and cash dividends associated with the restricted stock.

                 5Includes the value of matchable deferrals credited to the account of a participant to replace the value of Company contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan that would have been made on behalf of the participant but for the deferral of salary under the Management Deferred Compensation Plan (MDCP) and compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended. Previously, matchable deferrals were provided only in Phantom Stock Units, but effective January 1, 2003 and thereafter, the value of matchable deferrals is credited to a deemed stable value fund, rather than Phantom Stock Units to eliminate reporting requirements for de minimus incremental derivative security additions. Additional amounts are credited from time to time to reflect the payment of dividends on the underlying Common Stock. Participants with one or more years of service with the Company are 100% vested in all matchable deferrals credited to their account under the MDCP Plan. Payment of the value of the deemed investment funds will be made in cash and will generally be made on one of the following dates in accordance with the participant's deferral election: (i) the April 1 following the date that is five or more years from the last day of the MDCP Year for which the participant's salary deferral is made, (ii) the April 1 following the participant's retirement, or (iii) the April 1 following the first anniversary of the participant's retirement. The amount of the payment will equal the fair market value of notational deemed investment funds on the valuation date. See "Other Benefit Opportunities" on page 29.

                 6Consists of the value of payouts of awards granted under the Company's Performance Share Sub-Plan.

                 7Amounts reported in this column include dividends earned in 2003 on awards granted under the Long-Term Compensation Program and dividends allocated in 2003 on awards granted under the Performance Share Sub-Plan.

                 8Consists of (i) $362,188 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including Company airplane expenses of $46,453 which exceed thresholds for footnote disclosure.

                 9Consists of (i) 46,800 shares of Restricted Stock valued at $1,834,015 as of March 18, 2003 (15,600 of these shares of Restricted Stock vested on March 18, 2004; 15,600 shares were to vest on March 18, 2005 and 15,600 shares were to vest on March 18, 2006; however, the Committee on Organization and Compensation has decided to exercise its discretion to remove the time-based restrictions on the balance of the shares in connection with Mr. Cavanaugh's retirement on June 1, 2004. Thus, those 31,200 shares will all vest on June 1, 2004); and (ii) $50,322 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2003, Mr. Cavanaugh owned a total of 294,134 shares of Restricted Stock, which were valued at $13,312,505 on that date. Of those shares, 140,553 are currently vested. The vesting schedule for 50,000 of the remaining restricted shares, which are one-half of a 100,000 Restricted Stock award made on October 1, 2002, has been accelerated from February 1, 2005 to June 1, 2004, consistent with the express terms of the applicable agreement. This acceleration was based on the fact that Mr. Cavanaugh had extended his retirement for approximately one-half the requested period referenced in the applicable Restricted Stock agreement and had met the non-quantitative intent of the grant. In addition, the Committee on Organization and Compensation has decided to remove the restrictions on another previously granted Restricted Stock award in connection with Mr. Cavanaugh's retirement on June 1, 2004. As a result, the vesting schedule for 11,167 shares granted on May 8, 2002 will be accelerated from May 8, 2005 to June 1, 2004. The applicable Restricted Stock agreement provides that the Committee has the discretion to accelerate the vesting schedule in the event of Mr. Cavanaugh's retirement.

                 10Consists of (i) $66,435 which represents dividends earned in 2003 on performance units awarded under the Long-Term Compensation Program; (ii) $348,708 which represents dividends allocated in 2003 on performance shares awarded under the Performance Share Sub-Plan; (iii) $10,200 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; (iv) $62,642 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program; and (v) $583,499 which represents the lump sum payment related to the Company's restructuring of its split dollar life insurance program to comply with new regulations governing split dollar life insurance arrangements and the Sarbanes-Oxley Act's prohibition on loans to corporate officers.

                 11Consists of (i) $38,605 in gross up payments for certain federal and state income obligations; and (ii) certain perquisites, including financial planning expenses of $20,024 and automobile expenses of $18,600 which exceed thresholds for footnote disclosure.

                 12Consists of (i) 19,500 shares of Restricted Stock valued at $764,173 as of March 18, 2003; and (ii) $20,266 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2003, Mr. McGehee owned a total of 70,267 shares of Restricted Stock which were valued at $3,180,284 on that date.

                 13Consists of (i) $86,482 which represents dividends allocated in 2003 on performance shares awarded under the Performance Share Sub-Plan; (ii) $10,200 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $33,467 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

                 14Consists of (i) 11,700 shares of Restricted Stock valued at $458,504 as of March 18, 2003; and (ii) $21,142 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2003, Mr. Orser owned a total of 39,433 shares of Restricted Stock which were valued at $1,784,738 on that date.

                 15Consists of (i) $26,993 which represents dividends earned in 2003 on performance units awarded under the Long-Term Compensation Program; (ii) $114,287 which represents dividends allocated in 2003 on performance shares awarded under the Performance Share Sub-Plan; (iii) $11,400 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iv) $35,491 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

                 16Consists of (i) 10,200 shares of Restricted Stock valued at $399,721 as of March 18, 2003; and (ii) $14,094 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2003, Mr. Johnson owned a total of 57,833 shares of Restricted Stock, which were valued at $2,617,521 on that date.

                 17Consists of (i) $60,502 which represents dividends allocated in 2003 on performance shares awarded under the Performance Share Sub-Plan; (ii) $10,200 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $16,420 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

                 18Consists of (i) 9,400 shares of Restricted Stock valued at $368,370 as of March 18, 2003; and (ii) $12,835 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2003, Mr. Scott owned a total of 61,800 shares of Restricted Stock, which were valued at $2,797,068 on that date.

                 19Consists of (i) $70,024 which represents dividends allocated in 2003 on performance shares awarded under the Performance Share Sub-Plan; (ii) $10,200 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $43,208 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year*	Exercise or Base Price	Expiration Date	5%	10%
William Cavanaugh III, Chairman (CEO, through February 29, 2004)	258,000	8.54%	$44.75	9/30/2013	$7,260,903	$18,400,554
Robert B. McGehee, President and CEO (as of March 1, 2004)	108,000	3.58%	$44.75	9/30/2013	$3,039,448	$7,702,557
William S. Orser	60,000	1.99%	$44.75	9/30/2013	$1,688,582	$4,279,199
William D. Johnson	56,000	1.85%	$44.75	9/30/2013	$1,576,010	$3,993,919
Peter M. Scott III	52,000	1.72%	$44.75	9/30/2013	$1,463,438	$3,708,639

*Excludes an aggregate of 26,000 stock options that were granted to non-employee directors in the last fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUES

			Number of securities underlying unexercised options/SARs at FY-end		Value of unexercised in- the-money options/SARs at FY-end Exercisable/ Unexercisable
	Shares acquired on exercise
Name		Value realized
			Exercisable	Unexercisable
William Cavanaugh III, Chairman (CEO through February 29, 2004)	0	$0.00	210,733	477,367	$488,517/$750,900
Robert B. McGehee, President and CEO (as of March 1, 2004)	0	$0.00	67,433	187,767	$166,020/$289,596
William S. Orser	0	$0.00	51,666	113,334	$119,315/$180,735
William D. Johnson	0	$0.00	45,166	103,834	$105,530/$164,400
Peter M. Scott III	0	$0.00	43,666	96,834	$100,595/$152,490

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

Name	Number of Units[1]	Performance Period Ends
William Cavanaugh III, Chairman (CEO through February 29, 2004)	46,441	2005
Robert B. McGehee, President and CEO (as of March 1, 2004)	19,338	2005
William S. Orser, Group President-PEC	11,625	2005
William D. Johnson, Group President	10,135	2005
Peter M. Scott III, President and Chief Executive Officer Progress Energy Service Company, LLC	9,340	2005

        1Consists of the number of performance shares awarded in 2003 under the Performance Share Sub-Plan of the 2002 Equity Incentive Plan, based on the closing price of a share of the Company's Common Stock on March 17, 2004. Performance Share awards may range from up to 40% to up to 150% of a participant's base salary depending on the participant's position and job value. The number of performance shares awarded is recorded in a separate account for each participant and is adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock. The performance period for an award under the Sub-Plan is the three-consecutive-year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth. Awards under the Sub-Plan vest on January 1 following the end of the three-year performance period, provided, however, that to determine each award vested under the Sub-Plan, the TSR and EBITDA growth of the Company are compared to the TSR and EBITDA growth of a Peer Group comprised of the major electric utility companies currently comprising the Standard & Poor's Electric Index. The differences between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0% to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0% to 200%.) The multiplier is applied to the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock on March 31 before payment of the award.

        Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum during the month of April of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, retirement or a divestiture, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred. See "Long-Term Compensation Opportunities" on page 27.

PENSION PLAN TABLE

Average Compensation	Estimated Annual Pension at Normal Retirement (Years of Credited Service)

	10 years	15 Years	15 1/2 or more years

$190,000	$76,000	$114,000	$117,800
255,000	102,000	153,000	158,100
320,000	128,000	192,000	198,400
385,000	154,000	231,000	238,700
450,000	180,000	270,000	279,000
515,000	206,000	309,000	319,300
555,000	222,000	333,000	344,100
595,000	238,000	357,000	368,900
635,000	254,000	381,000	393,700
675,000	270,000	405,000	418,500
715,000	286,000	429,000	443,300
760,000	304,000	456,000	471,200
795,000	318,000	477,000	492,900
840,000	336,000	504,000	520,800
900,000	360,000	540,000	558,000
960,000	384,000	576,000	595,200
1,020,000	408,000	612,000	632,400
1,080,000	432,000	648,000	669,600
1,140,000	456,000	684,000	706,800
1,200,000	480,000	720,000	744,000
1,260,000	504,000	756,000	781,200
1,320,000	538,000	792,000	818,400
1,380,000	552,000	828,000	855,600
1,490,000	596,000	894,000	923,800

        The above table demonstrates senior executive pension benefits payable upon normal retirement under the Progress Energy Pension Plan and Supplemental Senior Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Progress Energy Pension Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on base pay earnings, age, and years of credited service. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Progress Energy Pension Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of eligible earnings for each year of credited service with the Company up to a maximum of 62%. Benefits listed in the table above do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Cavanaugh and Johnson each have more than 15 1/2 years of credited service as well as three or more years of service or deemed service on the Senior Management Committee, and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans. Mr. Orser has eight years of credited service, Mr. McGehee has 15 years of credited service, and Mr. Scott has 11 years of credited service. Mr. Cavanaugh will retire, effective June 1, 2004, and will begin receiving monthly benefits under the Progress Energy Supplemental Senior Executive Retirement Plan on July 1, 2004.

EMPLOYMENT AGREEMENTS

        Messrs. Cavanaugh, McGehee, Orser, Johnson and Scott have entered into employment agreements, each of which has an effective date of August 1, 2000, with the Company or one of its subsidiaries referred to collectively in this section as the "Company." These agreements provide for base salary, bonuses, perquisites and participation in the various executive compensation plans offered to senior executives of the Company. The agreements all provide that they will remain in effect for three years from the effective date. Each agreement also includes an "Evergrow provision" which provides that each year, the agreement will be extended such that the prospective term will always be three years forward on the anniversary date of the effective date. The Company may elect not to extend an executive officer's agreement and must notify the officer of such an election at least 60 days prior to the annual anniversary date of his agreement's effective date. Executive benefit plan eligibility, termination and other key provisions of the agreements are discussed below. For information regarding certain executive benefit plan targets, which are established by the Committee on Organization and Compensation, please see "Other Annual Compensation Opportunities" on page 26 and "Long-Term Compensation Opportunities" on page 27.

Agreement with Mr. Cavanaugh

        Mr. Cavanaugh's agreement notes that he received a recruitment bonus under the now suspended Deferred Compensation Plan for Key Management Employees that included a payment of $150,000 deferred for calendar year 1992. That amount will be used to provide retirement income to him of $121,368 per year for 15 years commencing January 1 following his attainment of age 65. The agreement with Mr. Cavanaugh also provides that, as of September 2, 1992, Mr. Cavanaugh was granted 14 years of deemed service for purposes of the Supplemental Senior Executive Retirement Plan (SERP).

        The agreement with Mr. Cavanaugh provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Cavanaugh is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Cavanaugh is asked to relocate more than 50 miles. If Mr. Cavanaugh's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Cavanaugh's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Cavanaugh provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. McGehee

        Mr. McGehee's agreement notes that he received a retention agreement bonus under the now suspended Deferred Compensation Plan for Key Management Employees which vests based on his continued employment beyond age 60. The agreement also notes that upon hire, Mr. McGehee was awarded 10 years of service toward the benefits and vesting requirements of the SERP, three years of which were deemed to have been in service on the Senior Management Committee, solely for purposes of the SERP.

        The agreement with Mr. McGehee provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit programs. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. McGehee is offered a new position with a material change in authority, duty, wages or benefits, or is asked to relocate more than 50 miles. If Mr. McGehee's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. McGehee's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. McGehee provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. Orser

        Mr. Orser's agreement notes that pursuant to a 1993 employment agreement with CP&L, he received a recruitment bonus under the now suspended Deferred Compensation Plan for Key Management Employees, and that he is credited with nine years of service solely for purposes of determining benefits in connection with that bonus. The agreement also notes that Mr. Orser is automatically deemed vested for his benefits under the SERP, and will be deemed eligible for early retirement benefits under the SERP at age 60, assuming his continued employment at the Company until age 60.

        The agreement with Mr. Orser provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, he will be entitled to certain health benefits. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Orser is offered a new position with a material change in authority, duty, wages or benefits, or is asked to relocate more than 50 miles. If Mr. Orser's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Orser's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Orser provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit. The agreement also provides that if, while Mr. Orser is between the ages of 55 and 60, his employment is terminated without cause, or constructively terminated or if he voluntarily terminates his employment, he will receive $153,912 (less applicable taxes) a year for life, less benefits payable under the Progress Energy Pension Plan and in lieu of any SERP benefit. Additionally, Mr. Orser will be eligible to retain all benefits in which he has vested under existing benefit plans.

Agreement with Mr. Johnson

        The agreement with Mr. Johnson notes that he was awarded seven years of deemed service toward the benefits and vesting requirements of the SERP. Three of those years will also be deemed service on the Senior Management Committee.

        The agreement with Mr. Johnson provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Johnson is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Johnson is asked to relocate more than 50 miles. If Mr. Johnson's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Johnson's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Johnson provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. Scott

        Pursuant to the terms of his agreement, Mr. Scott received transition compensation of $100,000, and has been awarded seven years of deemed service toward the benefits and vesting requirements of the SERP.

        The agreement with Mr. Scott provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Scott is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Scott is asked to relocate more than 50 miles. If Mr. Scott's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Scott's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Scott provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

REPORT OF BOARD COMMITTEE ON ORGANIZATION
AND COMPENSATION

        The Company's executive compensation program is administered by the Committee on Organization and Compensation of the Board of Directors (the "Committee"). The seven-member Committee is composed entirely of independent outside Directors who are not eligible to participate in any compensation program in which Company executives participate other than the 2002 Equity Incentive Plan.

Compensation Principles

Comparison Groups

        The Committee has entered into a contract with an independent executive benefits consulting firm that assists the Committee in meeting its compensation objectives for the Company's executives. Each year this consulting firm provides the Committee with an analysis comparing overall compensation paid to the Company's executives with overall compensation paid to executives of two comparison groups of electric utility companies. One comparison group consists of fifteen of the electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The other comparison group consists of a broad group of electric utilities across the United States. While these comparison groups are different from the group of companies comprising the Standard & Poor's Electric Index, which is a published industry index shown in the performance graph on page 35, the Committee believes these electric utility companies are appropriate for overall compensation comparisons because they reflect the most appropriate labor markets for the Company's executives.

        The Company's executive compensation program consists of four major elements: base salary, other annual compensation opportunities, long-term compensation opportunities, and other benefit opportunities. The Committee's objective in administering this program is to structure, through a combination of these elements, an overall compensation package for executives which approximates in value the 75th percentile of overall compensation paid to executives of the comparison group. Overall compensation paid to the Company's executives in 2003 met this objective.

Stock Ownership Guidelines

        In an effort to more closely link the interests of the Company's management with those of its shareholders, in 1996 the Board of Directors adopted stock ownership guidelines which are designed to ensure that the Company's management has a significant financial equity investment in the Company. Those guidelines require the Company's officers to own from one to four times their base salary in the form of Company Common Stock within five years. (The specific multiplier applied to base salary depends upon the individual's position.) In addition to shares owned outright, the following are considered stock owned by executives and department heads for purposes of the guidelines: (1) stock held in any defined contribution, ESOP or other stock-based plan; (2) performance share/units or phantom stock ("derivative securities") deferred under an annual incentive or base salary deferral plan; (3) performance share/units or phantom stock earned and deferred in any long-term incentive plan account; (4) restricted stock awards; and (5) stock held in a family trust or immediate family holdings.

Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation over $1 million paid or accrued with respect to the Company's Chief Executive Officer and any of the other four most highly compensated officers. Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as exempt, compensation must be made pursuant to a plan that is (1) administered by a committee of outside directors, (2) based on achieving objective performance goals and (3) disclosed to and approved by the shareholders.

        The Committee believes the current design of the Company's compensation program is sound in linking pay to performance and to the interests of shareholders and allowing appropriate flexibility in determining amounts to be awarded. Therefore, the Company does not have a policy that requires the Committee to qualify compensation awarded to executive officers for deductibility under Section 162(m) of the Code. The Committee does, however, consider the impact of Section 162(m) when determining executive compensation, and the 2002 Equity Incentive Plan is intended to minimize the effect of this provision. Although the Committee is not required to qualify executive compensation paid to Company executives for exemption from Section 162(m), it will continue to consider the effects of Section 162(m) when making compensation decisions.

Elements of Executive Compensation Program

        Set forth below is a description of the major elements of the Company's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

Base Salary

        Executives within the Company receive a base salary determined by the Committee based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committee does not utilize a specific mathematical formula in determining base salaries. The Committee in its discretion approved the base salaries of the Chief Executive Officer and the named executives, as set forth in the Summary Compensation Table. These salaries were based on each executive's level of responsibility in the Company, the competitive level of compensation for executives in the comparison group of utilities, the achievement of corporate goals and individual merit performance as qualitatively determined by the Committee.

Other Annual Compensation Opportunities

Management Incentive Compensation Plan

        The Company sponsors the Management Incentive Compensation Plan (MICP) for its senior executives, department heads and selected key employees. Awards consist of both a corporate component and a noncorporate component. Award opportunities, expressed as a percentage of annual base salary earnings, are applicable to both components of an award. The corporate component of an award is based upon the overall performance of the Company. The noncorporate component of an award is based upon the level of attainment of business unit/subsidiary, departmental and individual performance measures. Those measures are evaluated in terms of three levels of performance—outstanding, target and threshold—each of which is related to a particular payout percentage.

        If participants at the senior executive level of the Company are eligible for awards, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. If participants below the senior executive level of the Company are eligible for awards, then the Chief Executive Officer has sole and complete authority to approve such awards.

        If earned, awards are either paid in cash in the succeeding year or deferred to a later date, as elected by each individual participant. Deferred awards are recorded in the form of performance units. Each performance unit is generally equivalent to a share of the Company's Common Stock.

        Based upon the recommendation of its independent executive benefits consultant, the Committee approved new MICP targets at the executive management levels for competitive purposes, effective January 1, 2003. The Chief Executive Officer's target compensation under the MICP increased to 85% of his base salary earnings. The Chief Operating Officer's target compensation under the MICP increased to 70% of his base salary earnings. Presidents' and Executive Vice Presidents' (including Messrs. Orser, Johnson and Scott) target compensation under the MICP increased to 55% of their base salary earnings. Senior Vice Presidents' target compensation under the MICP increased to 45% of their base salary earnings.

        At a meeting of the Committee on March 16, 2004, awards earned were approved at the discretion of the Committee to the named executives, including the Chief Executive Officer, as set forth in the Summary Compensation Table under the Bonus column.

Long-Term Compensation Opportunities

2002 Equity Incentive Plan

        The 2002 Equity Incentive Plan (the "Plan"), which was approved by the Company's shareholders in 2002, allows the Committee to make various types of awards to officers, other key employees, and also Directors of the Company, its affiliates and subsidiaries. Selection of non-Director participants is within the sole discretion of the Committee. Thus, the number of persons eligible to participate in the Plan and the number of grantees may vary from year to year. The Plan was effective as of May 8, 2002, and will expire on May 8, 2012. The Plan was further amended and restated effective July 10, 2002. All awards granted under the Company's 1997 Equity Incentive Plan prior to and outstanding on May 8, 2002 remain valid in accordance with their terms and conditions.

        The Plan is a broad umbrella plan that allows the Company to enter into Award Agreements with participants and adopt various individual Sub-Plans that will permit the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares and other stock unit awards or stock-based forms of awards. The Plan sets forth certain minimum requirements for each type of award, with detailed provisions regarding awards to be set out either in Award Agreements or in the Sub-Plans adopted under the Plan. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares that may be issued over the years pursuant to awards made under the Plan cannot exceed 15,000,000 shares of Common Stock, which may be in any combination of options, restricted stock, performance shares or any other right or option which is payable in the form of stock. This limit does not apply to grants made to replace or assume existing awards in connection with the acquisition of a business. In addition, approximately 1,700,000 shares of Common Stock that remained available for issuance under the 1997 Equity Incentive Plan were transferred to the Plan.

        Under the terms of the Plan, the Committee may grant awards in a manner that qualifies them for the performance-based exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, or it may grant awards that do not qualify for the exemption.

Performance Share Sub-Plan

        Pursuant to the provisions of the Plan, the Committee adopted the Performance Share Sub-Plan, which governs the issuance of performance share awards to Company officers and key employees, as selected by the Committee in its sole discretion. A "performance share" is a unit granted to a participant, the value of which is equal to the value of a share of the Company's Common Stock. The Committee may grant performance share awards subject to a limit that ranges from up to 40% to up to 150% of a participant's base salary, depending upon the participant's position and job value. (For purposes of the Sub-Plan, base salary is not reduced to reflect salary deferrals and does not include incentive compensation.) The number of performance shares awarded is recorded in a separate account for each participant, and is adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock.

        The performance period for an award under the Sub-Plan is the three consecutive year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period, divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA growth. Awards under the Sub-Plan vest on January 1 following the end of a three-year performance period; provided, however, that the following methodology is used to determine each award vested under the Sub-Plan: 1) the TSR and EBITDA growth for the Company for each year during the performance period is determined; 2) those annual figures are averaged to determine the Company TSR and EBITDA growth, respectively; 3) the average TSR and EBITDA growth for all Peer Group utilities for each year during the performance period is determined (the Peer Group is currently comprised of the major electric utility companies within the Standard & Poor's Electric Index); 4) those figures are averaged, respectively, to determine the Peer Group TSR and EBITDA growth; 5) the Peer Group TSR and EBITDA growth for the performance period is subtracted from the Company TSR and EBITDA growth, respectively, for the performance period; 6) the differences between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0 to 200%); and 7) the multipliers are each applied independently to one-half of the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock on the March 31 before payment of the award.

        Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum during the month of April of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, retirement or divestiture, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred.

Restricted Stock Awards

        Section 9 of the Plan provides for the granting of shares of restricted stock by the Committee to "key employees" within the Company in such amounts and for such duration and/or consideration as it shall determine. Each restricted stock grant must be evidenced by an agreement specifying the period of restriction, the conditions that must be satisfied prior to removal of the restriction, the number of shares granted, and such other provisions as the Committee shall determine.

        Restricted stock covered by each award made under the Plan will be provided to and become freely transferable by the recipient after the last day of the period of restriction and/or upon the satisfaction of other conditions as determined by the Committee. If the grant of restricted stock is performance based, the total period of restriction for any or all shares or units of restricted stock granted shall be no less than one (1) year except as noted below. Any other shares of restricted stock issued pursuant to the Plan must provide that the minimum period of restrictions shall be three (3) years, which period of restriction may permit the removal of restrictions on no more than one-third (1/3) of the shares of restricted stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third (1/3) of the shares at the end of each subsequent year. The Plan provides that in no event shall any restrictions be removed from shares of restricted stock during the first year following the grant date, except in the event of retirement or under certain situations following a change-in-control.

        During the period of restriction, recipients of shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares, and shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, those shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed. The maximum number of shares of the Company's Common Stock that may be granted in the form of Restricted Stock is 3,000,000. The maximum number of shares of Company Common Stock that may be granted in the form of restricted stock in a single calendar year to any one participant is 250,000.

Stock Options

        Pursuant to Section 7 of the Plan, the Committee is authorized to grant stock options to "key employees." Grants of stock options to directors of the Company must be approved by the full Board, and must consist only of "Nonqualified Stock Options" (options that are not intended to be "Incentive Stock Options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended). Subject to the terms and provisions of the Plan, the Committee has sole and complete discretion to determine the type of option granted, the option price, the duration of the option, the number of shares to which an option pertains, any conditions on the exercisability of the option and the conditions under which the option may be terminated. The specific terms and conditions applicable to each option will be detailed in an Award Agreement.

        The exercise price per share of stock covered by an option will be determined by the Committee at the time of grant; provided, however, that the option price shall not be less than 100% of the fair market value of the Company's Common Stock on the grant date.

        Options granted under the Plan are exercisable at such times and subject to such restrictions and conditions as the Committee determines at the time of grant; provided, however, that no option may be exercisable more than ten years from the grant date.

        Options must be exercised by the delivery of a notice from the grantee to the Company or its designee in the form prescribed by the Committee. The notice must set forth the number of shares with respect to which the option is to be exercised. The option price is payable to the Company in cash and/or by the delivery of shares of Company Common Stock valued at fair market value at the time of exercise. In addition, at the request of the grantee, and subject to applicable laws and regulation, the Company may permit the cashless exercise of the option.

        The maximum number of shares of Company Common Stock that may be granted in the form of Incentive Stock Options is 10,000,000. The maximum number of shares of Company Common Stock that may be granted in the form of options in a single calendar year to any one participant is 2,000,000.

Long-Term Incentive Strategies

        At a meeting on December 9, 2003, the Committee's independent executive benefits consultant recommended that the Committee approve new, lower long-term incentive targets, at the executive management levels for competitive purposes. Based upon this recommendation, the Committee lowered the incentive targets for executives' long-term compensation, effective January 1, 2004. The Chief Executive Officer's new targets for compensation in the form of stock options, restricted stock awards and performance share awards granted under the Company's 2002 Equity Incentive Plan, each decreased from 147% to 145% of his base salary. Presidents' and Executive Vice Presidents' (including Messrs. Orser, Johnson and Scott) targets for compensation in the form of stock options, restricted stock and performance share awards granted under the Company's 2002 Equity Incentive Plan, each decreased from 78% to 66% of their base salaries. Senior Vice Presidents' targets for compensation in the form of stock options, restricted stock and performance share awards granted under the Company's 2002 Equity Incentive Plan, each decreased from 64% to 54% of their base salaries. The targets for certain other executive officers' compensation in the form of stock options, restricted stock awards and performance share awards granted under the Company's 2002 Equity Incentive Plan decreased as well.

Other Benefit Opportunities

        The following additional benefit opportunities are also available to the Company's senior executives:

  •
  The Company sponsors the Management Deferred Compensation Plan (MDCP), an unfunded, deferred compensation arrangement established for the benefit of a select group of management and highly compensated employees of the Company and its participating subsidiaries. Under the

    MDCP, an eligible employee may elect to defer a portion of his or her salary until the April 1 following the date that is five or more years from the last day of the MDCP Year for which the deferral is made, the April 1 following his or her date of retirement, or the April 1 following the first anniversary of his or her date of retirement. Deferrals will be made to deferral accounts administered pursuant to the MDCP in the form of deemed investments in certain deemed investment funds individually chosen by each participating employee from a list of investment options provided pursuant to the MDCP. Additionally, qualifying participants will receive matching allocations from the Company (generally reflecting foregone Company allocations to participants' 401(k) accounts due to such salary deferrals, and/or foregone Company allocations to the participants' 401(k) accounts due to certain Internal Revenue Code limits), which will be allocated to a Company account that will be deemed initially to be invested in hypothetical shares of a stable value fund. Pursuant to the terms of the MDCP, the participant may reallocate any part of such account among the deemed investment funds chosen by the participant.

  •
  The Company sponsors an executive split dollar life insurance program, which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides additional life insurance coverage of $3,000,000 for those officers of the Company who are also members of the Board of Directors. During 2003, the Company responded to final split dollar regulations as well as the Sarbanes-Oxley Act of 2002 prohibition on loans to corporate officers by discontinuing its executive split dollar program for all future executives, discontinuing the Company's payment of premiums on existing split dollar policies for senior executives, and terminating certain split dollar insurance arrangements for Mr. Cavanaugh, who was both an officer of the Company and a member of the Board of Directors.

  •
  The Company also sponsors broad-based employee benefit plans for senior executives of participating subsidiaries. Under the Progress Energy 401(k) Savings & Stock Ownership Plan, a salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended ("Code"), eligible, highly compensated employees of participating companies may invest up to 18% of eligible base salary earnings (up to a maximum of $12,000 in 2003 on a before-tax basis) in the Company's Common Stock and other investment options. The Company makes a matching allocation of 50% of such investment (up to 3% of eligible base salary earnings), which is invested in Company Common Stock. Under an incentive feature, the Company's allocation may be increased by up to an additional 50% if certain strategic corporate and business unit financial, operating, safety, customer satisfaction, and other performance goals are met. The Company also sponsors the Progress Energy Pension Plan (the "Pension Plan"), a defined benefit plan (cash balance formula) which covers eligible employees of participating subsidiaries who have been employed with the Company for at least one year. The right to receive pension benefits under the Pension Plan is vested after five years.

  •
  The Company sponsors the Restoration Retirement Plan (the "Restoration Plan"), an unfunded retirement plan for a select group of management or highly compensated employees of participating subsidiaries. The Restoration Plan "restores" the full benefit that would be provided under the Pension Plan but for certain Code limits imposed on the benefit levels of highly compensated employees. Generally, the benefit for participants is a monthly benefit payment equal to the difference between (i) a participant's accrued benefit under the Pension Plan without regard to the Internal Revenue Service compensation and benefit limits and (ii) a participant's accrued benefit as calculated under the Pension Plan. The Restoration Plan also applies to any employee who defers more than 10% of his or her base salary under the MDCP. The eligibility and vesting requirements for the Restoration Plan are the same as those for the Pension Plan. Participants eligible to receive benefits under the Supplemental Senior Executive Retirement Plan forego participation in and rights under the Restoration Plan.

  •
  The Company sponsors the Supplemental Senior Executive Retirement Plan which provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary earnings and annual bonus for each year of credited service with the Company up to a maximum of 62%. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Company's Pension Plan.

  •
  The Company's senior executives also receive certain perquisites and other personal benefits. In addition, executives received gross-up payments in 2003 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page 16.

Compensation of Chief Executive Officer

        Compensation in 2003 for Mr. Cavanaugh was consistent with the compensation principles described above and reflected performance of the Company and the individual in 2003, as well as services in 2003. The determination of his compensation by the Committee was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, earnings per share and other financial and operating performance, individual performance and other factors. Specific mathematical weights were not assigned to these factors. Overall compensation in 2003 fell within the targeted level (75th percentile) of overall compensation paid to chief executive officers in the comparison groups.

        The Committee considered the significant role that Mr. Cavanaugh's leadership played in the Company's successful implementation of its strategy to remain an integrated energy company in 2003. Key milestones in the execution of that strategy included reducing the Company's debt-to-capitalization ratio to below 60%, down from a peak of 65% in 2000, completing the Company's unregulated-generation building program, doubling the Company's natural gas reserves, divesting of businesses that did not benefit the Company's core business and reducing expenses while improving operational performance. The Committee noted that the Company exceeded net income projections while maintaining the targeted mix of returns from regulated markets (80%) and unregulated markets (20%). The Committee also considered the fact that the Company achieved top-quartile results in the annual J.D. Power customer-satisfaction surveys for residential and small business customers. The Committee noted the Company's continuing progress in improving customer reliability and service in Florida through an extensive three-year initiative that began in 2002 and in signing several new franchise agreements in Florida.

        The Committee also considered the fact that the leadership provided by Mr. Cavanaugh contributed significantly to the Company's focus on leadership development and succession planning, implementing programs designed to enhance the diversity of the Company's work force, improving employee morale and customer and community relations and supporting the economic growth and quality of life in the Company's service area.

        Mr. Cavanaugh retired as Chief Executive Officer of the Company effective March 1, 2004. Consistent with the terms of existing restricted stock award agreements between Mr. Cavanaugh and the Company, the Committee decided to exercise its discretion to accelerate the vesting schedule of several (but not all) outstanding restricted stock awards. The vesting schedules for 11,167 shares and 31,200 shares that were granted on May 8, 2002 and March 18, 2003, respectively, are being accelerated to June 1, 2004. The vesting schedules for these awards were accelerated in recognition of Mr. Cavanaugh's contributions to the Company and the Company's performance under his leadership. Additionally, the vesting schedule for 50,000 shares out of a total of 100,000 shares that were granted on October 1, 2002, has been accelerated from February 1, 2005 to June 1, 2004. The Committee's decision to accelerate the vesting schedule for one-half of the October 1, 2002 award was based on the fact that Mr. Cavanaugh extended his retirement for approximately one-half of the requested period referenced in the applicable restricted stock agreement and had met the non-quantitative intent of the award.

        The Board of Directors elected Robert B. McGehee as the Company's Chief Executive Officer, effective March 1, 2004. Prior to the election, the Committee asked its independent executive benefits consultant to review Mr. McGehee's compensation package and recommend any changes deemed appropriate in connection with his promotion. The consultant evaluated the chief executive officer position relative to competitive market data that included data regarding the energy services industry, the Company's peer group and general industry. In recognition of Mr. McGehee's assumption of additional responsibilities commensurate with his new position and based upon the consultant's recommendation, at its meeting on March 16, 2004, the Committee approved a base salary of $900,000 for Mr. McGehee, effective March 1, 2004. Mr. McGehee's target compensation under the Company's MICP increased to 85% of his base salary earnings, effective upon his promotion to Chief Executive Officer on March 1, 2004, and his new targets for compensation in the form of stock options, restricted stock awards and performance share awards granted under the Company's 2002 Equity Incentive Plan each increased to 145% of his base salary as of that date. In addition to approving certain awards determined in accordance with the targets noted above, the Committee approved a special grant of 25,000 shares of restricted stock to Mr. McGehee in connection with his promotion to Chief Executive Officer. One third of those restricted shares will vest on each of the third, fourth and fifth anniversaries of the grant date.

Committee on Organization and Compensation:
Charles W. Coker, Chairman
Edwin B. Borden
William O. McCoy
E. Marie McKee
Richard A. Nunis
Peter S. Rummell
J. Tylee Wilson

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	7,990,851	$43.54	10,674,152

Total	7,990,851	$43.54	10,674,152

Progress Energy does not sponsor any equity compensation plans that have not been approved by its shareholders.

REPORT OF THE AUDIT AND CORPORATE
PERFORMANCE COMMITTEE

        UNLESS SPECIFICALLY STATED OTHERWISE IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

        The Audit and Corporate Performance Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with the Company's management and with Deloitte & Touche LLP, the Company's independent auditors. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), by the Securities and Exchange Commission's Regulation S-X, Rule 2-07, and by the New York Stock Exchange Corporate Governance Rules as may be modified, amended or supplemented.

        The Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed the independence of Deloitte & Touche LLP with that firm.

        Based upon the review and discussions noted above, the Audit and Corporate Performance Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit and Corporate Performance Committee:
Richard L. Daugherty, Chairman
James E. Bostic, Jr.
David L. Burner
W. D. Frederick, Jr.
John H. Mullin, III
Carlos A. Saladrigas
Jean Giles Wittner

DISCLOSURE OF AUDITORS' FEES

        The Audit and Corporate Performance Committee of the Company's Board of Directors ("Audit Committee") has actively monitored all services provided by its independent auditors, Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") and the relationship between audit and non-audit services provided by Deloitte. The Company has adopted policies and procedures for approving all audit and permissible non-audit services rendered by Deloitte, and the fees billed for those services. The Audit Committee specifically pre-approved the use of Deloitte for audit, audit-related, tax and non-audit services, subject to certain limitations. Audit and audit-related services include assurance and related activities, services associated with internal control reviews, reports related to regulatory filings, certain due diligence services pertaining to acquisitions, consultations on dispositions and discontinued operations, employee benefit plan audits and general accounting and reporting advice. The pre-approval policy provides that any audit and audit-related services covered by the blanket pre-approval whose project scope could not be defined at the time of blanket approval and will require expenditure of over $50,000, will require individual approval by the Audit Committee in advance of Deloitte being engaged to render such services. Once the cumulative total of those projects less than $50,000 exceeds $500,000 for the year, each subsequent project, regardless of amount, must be approved individually in advance by the Audit Committee.

        The pre-approval policy requires management to obtain specific pre-approval from the Audit Committee for the use of Deloitte for any permissible non-audit services, which, generally, are limited to tax services including tax compliance, tax planning, and tax advice services such as return review and consultation and assistance. Other types of permissible non-audit services will be considered for approval only in rare circumstances, which may include proposed services that provide significant economic or other benefits to the Company. In determining whether to approve these services, the Audit Committee will assess whether these services adversely impair the independence of Deloitte. Any permissible non-audit services provided during a fiscal year that (i) do not aggregate more than 5% of the total fees paid to Deloitte for all services rendered during that fiscal year and (ii) were not recognized as non-audit services at the time of the engagement must be brought to the attention of the Controller for prompt submission to the Audit Committee for approval. These "de minimis" non-audit services must be approved by the Audit Committee or its designated representative before the completion of the project. The policy also requires management to update the Audit Committee throughout the year as to the services provided by Deloitte and the costs of those services. The Audit Committee will assess the adequacy of this procedure on an annual basis and revise it accordingly.

        Set forth in the table below is certain information relating to the aggregate fees billed by Deloitte for professional services rendered to the Company for the fiscal years ended December 31, 2002 and December 31, 2003.

	2002*	2003
Audit Fees	$1,864,000	$2,565,000
Audit-Related Fees	565,000	347,000
Tax Fees	555,000	363,000
All Other Fees	32,000	10,000

Total Fees	$3,016,000	$3,285,000

*Certain amounts for fiscal year 2002 have been reclassified to conform to the fiscal year 2003 presentation.

        Audit Fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

        Audit-Related Fees consisted principally of audits of employee benefit plans, special procedures and letter reports and accounting consultations.

        Tax Fees includes fees billed for tax compliance matters and tax planning and advisory services.

        All Other Fees consisted principally of regulatory and accounting training services.

        The Audit Committee has concluded that the provision of the non-audit services listed above as "All Other Fees" did not impair Deloitte's independence.

        All fees were related to services that were pre-approved by the Audit Committee.

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG PROGRESS ENERGY, INC., S&P 500 STOCK INDEX
AND S&P ELECTRIC INDEX

Measurement Period (Fiscal Year Covered)	1998	1999	2000	2001	2002	2003
Progress Energy, Inc.	100	68	117	112	113	125
S&P Electric Index	100	81	124	114	97	120
S&P 500 Index	100	121	110	97	76	97

*
$100 Invested on 12/31/98 in Stock or Index.
Including reinvestment of dividends
Fiscal Year Ending December 31.

SHAREHOLDER PROPOSAL

        One of our shareholders has submitted the proposal described below under Item 2. Upon written or oral request, the Company will provide the name, address and share ownership information of the proponent. Any such requests should be directed to our Corporate Secretary. For the reasons set forth after the proposal, the Board recommends a vote "AGAINST" Item 2.

Item 2: Proposal Regarding Stock Options for Directors and Certain Executive Officers

Proposal

        Resolved, that hereafter none of the five highest paid executives or any non-employee directors be eligible for any future stock options.

Statement of Support

        Recently, excessive executive pay packages have come under mounting scrutiny. While there is no doubt that the company has prospered under the present management, they have also been very adequately compensated in salary, bonuses and other fringe benefits. Their existing options appear to provide them with a very generous supplement.

        As to the non-employee directors, they too are receiving reasonable cash compensation and are already holders of a meaningful number of shares.

COMPANY RESPONSE

The Board and management oppose this shareholder proposal and recommend a vote AGAINST Item 2 for the reasons set forth below:

        The Board has considered this proposal and believes that its adoption would put the Company at a competitive disadvantage, and thus would not be in the best interest of the Company or its shareholders.

        The Board of Directors believes that stock options are an important part of the Company's compensation structure because they align the interests of the Board, management and other employees with those of the Company's shareholders. The Company's stock option program is currently administered through the 2002 Equity Incentive Plan, which was overwhelmingly approved by our shareholders at the Company's 2002 Annual Shareholders' Meeting. That Plan, along with the other components of the Company's executive compensation program, is administered by the Compensation Committee of the Board, which is composed entirely of independent outside directors.

        The Compensation Committee's objective in administering the Company's executive compensation program is to structure an overall compensation package for executives that targets competitive pay opportunity levels. The Committee has retained an independent executive benefits consulting firm that assists the Committee in meeting this objective. In the long-term incentive compensation arena, the Committee establishes a competitive incentive target for sustained acceptable performance, with leverage up for outstanding performance and leverage down for poor performance. Based upon the recommendation of its consultant, the Committee lowered the incentive target for executives' long-term compensation, effective January 1, 2004. This change was implemented in order to ensure that the Company continues to offer an executive compensation package that is competitive with those offered by its peers.

        The Company's executive compensation program currently utilizes three long-term incentive vehicles. Those vehicles are 1) stock options, which emphasize absolute stock appreciation; 2) performance shares, which emphasize absolute total shareholder return as well as relative total shareholder return and earnings as compared to those of the Company's utility competitors; and 3) restricted stock, which emphasize absolute total shareholder return and have a retention component as well. Each long-term incentive vehicle emphasizes different but critical components of value to the shareholders. The Committee believes that these three vehicles provide a balanced, competitive approach to motivating senior management to achieve outstanding performance that is meaningful to shareholders.

        As noted above, stock options are an integral component of the Company's compensation program. Because stock options only have value if the value of the Company's stock increases over the long-term, they are a vehicle that aligns executives' interests with the interests of other shareholders in increasing the value of the Company's stock over the long-term. The Company's stock options generally vest over a period of three years and have a term of ten years. The graduated vesting schedule limits an employee's ability to exercise an entire grant and profit from a short-term spike in the stock price early in the life of the option. The ten-year term focuses on the long-term nature of the options.

        Adoption of the proposal to eliminate stock options from the compensation packages of the Company's executives and directors would put the Company at a competitive disadvantage because it is contrary to generally established compensation practices. Implementing the proposal would result in an unbalanced approach to compensating the Company's executives. If the proposal were to be adopted, the Company would, of necessity, increase its use of one of the other two long-term incentive vehicles (performance shares or restricted stock) in order to sustain a competitive executive compensation package. In the final analysis, the proposal would result in a change in executive compensation that emphasizes form over substance, without providing any real benefit to the Company or its shareholders.

        The Board of Directors believes that the Company's stock option program allows the Company to offer a competitive form of compensation to both attract and retain talented executives and directors and to align their interests with the shareholders' interest in increasing share value over the long-term.

YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU
TO VOTE "AGAINST" THIS PROPOSAL

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of Deloitte & Touche LLP has been engaged by the Audit Committee of the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity for the Company and its predecessors since 1930. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

FINANCIAL STATEMENTS

        The Company's 2003 Annual Report, which includes financial statements as of December 31, 2003, and 2002, and for each of the three years in the period ended December 31, 2003, together with the report of Deloitte & Touche LLP, independent public accountants, was mailed to shareholders of record as of the close of business on March 5, 2004.

FUTURE SHAREHOLDER PROPOSALS

        Shareholder proposals submitted for inclusion in the proxy statement for the Company's 2005 Annual Meeting must be received no later than December 1, 2004 at the Company's principal executive offices, addressed to the attention of:

John R. McArthur Senior Vice President, General Counsel and Secretary Progress Energy, Inc. Post Office Box 1551 Raleigh, North Carolina 27602-1551

        Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

        In order for a shareholder to nominate a candidate for Director, under the Company's By-Laws timely notice of the nomination must be received by the Secretary of the Company either by personal delivery or by United States registered or certified mail, postage pre-paid, not later than the close of business on the 120th calendar day before the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for a shareholder's giving of notice as described above. The shareholder filing the notice of nomination must include:

  •
  As to the shareholder giving the notice:

  •
  the name and address of record of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

  •
  the class and number of shares of the Company that are owned by the shareholder and such beneficial owner;

  •
  a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

    •
    a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

  •
  As to each person whom the shareholder proposes to nominate for election as a Director:

  •
  the name, age, business address and, if known, residence address of such person;

  •
  the principal occupation or employment of such person;

  •
  the class and number of shares of stock of the Company that are beneficially owned by such person;

  •
  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934; and

  •
  the written consent of such person to be named in the proxy statement as a nominee and to serve as a Director if elected.

        In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include:

  •
  the information described above with respect to the shareholder proposing such business;

  •
  a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

  •
  any material interest of such shareholder in such business.

        These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company's proxy statement.

        Any shareholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary. A copy of the By-Laws, as amended and restated on December 12, 2001, was filed as an exhibit to the Company's Current Report on Form 8-K dated February 17, 2002, and is available at the Securities and Exchange Commission Internet Web site (www.sec.gov).

OTHER BUSINESS

        The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

c/o EquiServe Trust Company, N.A.
P.O. Box 8694
Edison, NJ 08818-8694

Your vote is important, Please vote immediately

Vote-via-Internet			Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/pgn	OR	1.	Call toll free 1-877-PRX-VOTE (1-877-779-8683)
2.	Follow the easy steps outlined on the secured Internet site.		2.	Follow the easy recorded instructions.
If you vote via the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	3700
Directors recommend Vote FOR			Directors recommend Vote AGAINST
1.	Election of Directors as set forth in the proxy statement.		2.	SHARE PROPOSAL RELATING TO STOCK OPTIONS FOR DIRECTORS AND CERTAIN EXECUTIVE OFFICERS AS SET FORTH IN THE PROXY STATEMENT.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Nominees:	(01) C. Coker, (2) R. McGehee, (03) E. McKee, (04) P. Rummell, (05) J. Wittner
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
FOR ALL NOMINEES EXCEPT	☐
NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Nominees Except" box and write in the name(s) on the line above. Your shares will be voted "FOR" the remaining nominee(s).	3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
Mark the box at right if an address change has been noted on the reverse side of this card. ☐
Please be sure to sign and date this proxy.

(Shareholder sign here)	Date:	(Co-owner Sign Here)	Date:

PROGRESS ENERGY, INC.

Dear Shareholder,

Please take note of the information enclosed with the Proxy Card. That information relates to the management and operation of the Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this Proxy Card to indicate how you would like your shares to be voted, then sign the card, detach it and return your proxy card in the enclosed postage paid envelope. If you prefer, you may vote by telephone or via the Internet by following the instructions in the proxy materials.

If you are a participant in the Company's 401(k) Plan or in the Savings Plan for Employees of Florida Progress Corporation, shares allocated to your Plan account will be voted by the trustee only if you execute and return your proxy card, or vote by telephone or via the Internet. Company stock in the ESOP Stock Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by participants in the Company's 401(k) Plan.

Your vote must be submitted prior to the Annual Meeting of Shareholders, May 12, 2004, unless you plan to vote in person at the Meeting.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Progress Energy, Inc.

PROGRESS ENERGY, INC.
410 S. Wilmington Street, Raleigh, North Carolina 27601

This Proxy is Solicited on Behalf of the Board of Directors of the Company

PROXY.    The undersigned hereby appoints William Cavanaugh III and Robert B. McGehee, and each of them as Proxies, with full power of substitution, to vote the shares of stock of Progress Energy, Inc. registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 12, 2004, at 10:00 a.m., and at any adjournment thereof, for the election of directors, and upon the shareholder proposal listed on the reverse side hereof, and upon other matters properly brought before the meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER (S). UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL, ALL AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: C. COKER, R. MCGEHEE, E. MCKEE, P. RUMMELL, AND J. WITTNER. IF ANY DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.

        PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

        NOTE: Please sign exactly as name(s) appears(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, or as custodian for a minor, please give full title as such. If a corporation, please have signed in full corporate name by an authorized officer, giving full title. If a partnership, sign in full partnership name by an authorized person, giving full title.

HAS YOUR ADDRESS CHANGED? IF SO, COMPLETE BELOW.
NEW ADDRESS:

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PROGRESS ENERGY, INC. 410 S. Wilmington Street Raleigh, North Carolina 27601-1849 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2004
PROGRESS ENERGY, INC. 410 S. Wilmington Street Raleigh, North Carolina 27601-1849 PROXY STATEMENT GENERAL
PROXIES
VOTING SECURITIES
ELECTION OF DIRECTORS
Nominees for Election—Class III (Terms Expiring in 2007)
Directors Continuing in Office—Class I (Terms Expiring in 2005)
Directors Continuing in Office—Class II (Terms Expiring in 2006)
PRINCIPAL SHAREHOLDERS
MANAGEMENT OWNERSHIP OF COMMON STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE
BOARD OF DIRECTORS
EXECUTIVE COMMITTEE
AUDIT AND CORPORATE PERFORMANCE COMMITTEE
CORPORATE GOVERNANCE COMMITTEE
FINANCE COMMITTEE
COMMITTEE ON OPERATIONS, ENVIRONMENTAL, HEALTH AND SAFETY ISSUES
COMMITTEE ON ORGANIZATION AND COMPENSATION
DIRECTOR NOMINATING PROCESS AND COMMUNICATIONS BETWEEN SHAREHOLDERS AND BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS DIRECTORS' COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
PENSION PLAN TABLE
EMPLOYMENT AGREEMENTS
REPORT OF BOARD COMMITTEE ON ORGANIZATION AND COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT AND CORPORATE PERFORMANCE COMMITTEE
DISCLOSURE OF AUDITORS' FEES
PERFORMANCE GRAPH COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* AMONG PROGRESS ENERGY, INC., S&P 500 STOCK INDEX AND S&P ELECTRIC INDEX
SHAREHOLDER PROPOSAL
COMPANY RESPONSE
YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE "AGAINST" THIS PROPOSAL
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
FINANCIAL STATEMENTS
FUTURE SHAREHOLDER PROPOSALS
OTHER BUSINESS
PROGRESS ENERGY, INC.
PROGRESS ENERGY, INC. 410 S. Wilmington Street, Raleigh, North Carolina 27601 This Proxy is Solicited on Behalf of the Board of Directors of the Company